Exhibit 99.1

FOR IMMEDIATE RELEASE	June 7, 2012

	Contact:	Susan M. Jordan
732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES CLOSING OF SERIES B PREFERRED STOCK OFFERING

FREEHOLD, N.J., June 7, 2012…….Monmouth Real Estate Investment Corporation (NYSE: MNR) (the “Company”), a real estate investment trust (REIT) specializing in net-leased industrial properties, today announced the closing of its sale of 2,000,000 shares of its 7.875% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), liquidation preference of $25.00 per share, at a public offering price of $25.00 per share in its previously-announced underwritten public offering. The Company received net proceeds from the offering, after deducting the underwriting discount but before expenses, of approximately $48.425 million and intends to use the net proceeds from the offering to purchase properties in the ordinary course of its business and for general corporate purposes. The Series B Preferred Stock has been approved for listing on the NYSE under the symbol "MNR-PRB".

BMO Capital Markets Corp. is the sole book-running manager for the offering. Wunderlich Securities, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, LLC, are co-lead managers for the offering. CSCA Capital Advisors, LLC, Crowell, Weedon and Co. and J.J.B Hilliard, W.L. Lyons, LLC are co-managers for the offering.

The Company, which was organized in 1968, is a publicly owned REIT that seeks to invest in net-leased industrial properties subject to long-term leases to investment grade tenants. The Company's property portfolio consists of sixty-nine industrial properties and one shopping center located in twenty-five states. In addition, the Company owns a portfolio of REIT securities.

The Series B Preferred Stock was issued pursuant to a prospectus under a registration statement filed with the Securities and Exchange Commission. Any offer of the securities will be made only by means of the prospectus forming part of the effective registration statement. Copies of the prospectus may be obtained by emailing bmoprospectus@bmo.com. Alternatively, copies can be obtained by contacting BMO Capital Markets Corp., Attn: Equity Syndicate Department, 3 Times Square, New York, NY 10036. You may also obtain a copy of the prospectus and other documents the Company has filed with the Securities and Exchange Commission for free by visiting the Commission's website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of preferred stock, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with regard to the Company's securities offering and the anticipated use of the net proceeds. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that net proceeds of the offering will be used as indicated. Application of net proceeds is subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Registration Statement on Form S-11. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.